EXHIBIT 10.32
EIGHTH AMENDMENT TO THE ESCO TECHNOLOGIES INC.
PERFORMANCE COMPENSATION PLAN FOR CORPORATE, SUBSIDIARY
AND DIVISION OFFICERS AND KEY MANAGERS
WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. Performance Compensation Plan for Corporate, Subsidiary and Division Officers and Key Managers (“Plan”); and
WHEREAS, pursuant to Section X, the Plan may be amended by action of the Human Resources and Compensation Committee (“Committee”) of the Board of Directors of the Company; and
WHEREAS, the Committee desires to amend the Plan in accordance with the Compensation Recovery Policy adopted by the Committee;
NOW, THEREFORE, effective as of November 11, 2010, the Plan is amended by adding the following new Section XII at the end thereof:
     XII. Covenants.
     In the event a Participant, during the period commencing with the payment of any Performance Compensation Award and ending two (2) years after receipt of such payment but in any event at all times during the term of employment:
     (a) as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business or becomes involved in any business activity, which is (i) competitive with the business of the Company (or any affiliate of the Company), as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which the Participant is engaged in the course of the Participant’s employment with the Company (or any affiliate of the Company);
     (b) as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, recruits, solicits or hires, or assists anyone else in recruiting, soliciting or hiring, any employee of the Company (or any affiliate of the Company), for employment with any competitor of the Company;
     (c) induces or attempts to induce, or assists anyone else to induce or attempt to induce, any customer of the Company (or any affiliate of the Company), to discontinue its business with the Company (or with any affiliate of the Company),
     (d) engages in the unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates resulting in harm to the Company or its affiliates; or
     (e) engages in intentional misconduct resulting in a financial restatement or in an increase in the Participant’s incentive or equity compensation (such conduct described in a-e above referred to herein as “Misconduct”).
The Company shall be entitled to recover from the Participant any Performance Compensation Awards paid to the Participant during any period for which restatement of the Company’s financials is required in the event of Misconduct described in e above but not to exceed three years and for a three-year period preceding such Misconduct or preceding the Company’s discovery of such Misconduct in the case of Misconduct described in a-d above. The Committee shall have sole discretion in determining the amount that shall be recovered from the Participant under this Section XII provided that to the extent Performance Compensation Awards have been recovered by the Company under the Company’s Dodd Frank Act Recovery Policy such amounts shall not be recoverable pursuant to this Policy.
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IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 11th day of November, 2010.